UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):                             August 3, 2012

BENIHANA INC
(Exact name of registrant as specified in its charter)

Delaware	0-26396	65-0538630
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8750 Northwest 36th Street, Doral, Florida	33178
(Address of principal executive offices) File Number)	(Zip Code)

Registrant's telephone number, including area code:	(305) 593-0770

None
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On August 3, 2012, Benihana Inc. (“Benihana”) entered into a sale leaseback transaction with Cole Real Estate Investments (“Cole”) for the real properties of thirteen Benihana restaurants at a gross purchase price of approximately $47.4 million, subject to adjustments and pro-rations.  Cole is one of the nation’s leading investors in high-quality, income-producing retail, office and industrial real estate assets.

The sale leaseback transaction was effected by the execution of an Agreement for Sale and Purchase (the “Agreement”) between certain subsidiaries (collectively, the “Benihana Subsidiaries”) of Benihana and certain purchasers (collectively, the “Purchasers”), all of which are affiliates of Cole.  All Benihana Subsidiaries and Purchasers are identified in Schedule 1 to the Agreement. The Agreement calls for the respective Purchasers, as landlords, to enter into leases (collectively, the “Leases”) of the Properties back to the respective Benihana Subsidiaries, as tenants, pursuant to a form of lease prescribed by the Agreement. The Leases would be entered into at the time of closing.  The Properties would be sold on an “as is, where is, with all faults” basis.

 The parties anticipate that the closing under the Agreement will occur on or about August 21, 2012, but in no event later than November 22, 2012.  The closing is conditioned upon and will occur simultaneously with the closing of the previously-announced acquisition of Benihana by funds advised by Angelo Gordon & Co. and also is subject to customary conditions under similar agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BENIHANA INC.

Dated: August 8, 2012	By:	/s/ J. David Flanery
J. David Flanery
Chief Financial Officer